Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

December 19, 2018

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Smart Trust 408 (the “Fund”)

Dear Sirs:

The Bank of New York Mellon is acting as trustee for the Fund, consisting of the unit investment trusts (the “Trusts”) included in the Registration Statement relating to the Fund. We enclosed a list of the securities to be deposited in the Trusts on the date hereof. The prices indicated therein reflect our evaluation of such securities as of close of business on December 18, 2018, in accordance with the valuation method set forth in the applicable Standard Terms and Conditions of Trust and Trust Agreements. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust securities in the Registration Statement (No. 333-227582) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units of the Trusts and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/ GERARDO CIPRIANO________________

Gerardo Cipriano

Vice President